EXHIBIT 3.8

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                              :   CHAPTER 11
                                    :
EPIC CAPITAL CORP., ET AL.,         :   CASE NO. 01-2458 (MFW)
                                    :
        DEBTORS.                    :   (Jointly Administered)


                                      ORDER

     The Court having considered the United States Trustee's Application to Appoint Anthony H.N. Schnelling as trustee (the "Trustee") of the above-captioned jointly administered cases, it is hereby

     ORDERED, that the appointment of Anthony H.N. Schnelling ("Schnelling") to serve as Trustee is approved, and it is further

     ORDERED, that Schnelling, as Trustee, shall have all the powers and duties as set forth in Sections 1106 and 704 of the United States Bankruptcy Code (the "Code"), as well as all other such powers and duties granted to a Trustee under the Code; and it is further

     ORDERED, that Schnelling, as Trustee, shall post a bond in such amount to be determined by the United States Trustee pursuant to Section 322(b)(2) of the Bankruptcy Code.


                                  BY THE COURT:

                                  /s/ Mary F. Walrath
                                  ------------------------------
                                  The Honorable Mary F. Walrath
                                  United States Bankruptcy Judge

Dated: March 8, 2002